EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated as of

February 7, 2017

between

GAIN CAPITAL GROUP, LLC,

and

FOREX CAPITAL MARKETS L.L.C.

ASSET PURCHASE AGREEMENT
AGREEMENT (this “Agreement”) dated as of February 7, 2017 by and between Gain Capital Group, LLC, a Delaware limited liability company (“Buyer”) and Forex Capital Markets L.L.C., a Delaware limited liability company (“Seller”). Buyer and Seller are sometimes collectively referred to herein as the “Parties”.
W I T N E S S E T H :
WHEREAS, Seller operates an online trading service that offers Customers (as defined herein) foreign exchange trading (the “Business”);
WHEREAS, in connection with the Business, Seller wishes to sell to Buyer, and Buyer wishes to purchase form Seller, the Purchased Assets (as defined below) upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:
ARTICLE 1
Definitions

Section 1.01 Definitions. (a) The following terms, as used herein, have the following meanings:

“Account Balance” means, with respect to any Customer of the Business, the aggregate cash account balance for such Customer at the close of trading at the Agreed-Upon Closing Time on the Closing Date, after all trades and positions in such Customer’s account have been closed and any profit/loss has been realized and after accounting for any fees and charges or other amounts owed by such Customer to Seller.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Agreed-Upon Closing Time” means a time of day not earlier than 3:00 PM and not later than 5:00 PM (Eastern Time) to be mutually agreed upon in good faith by the Parties prior to the Closing.
“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Business” has the meaning set forth in the recitals.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required by Applicable Law to close.

“CFTC” means the U.S. Commodity Futures Trading Commission.
“Closing Date” means the date of the Closing.
“Closing Rate” means, unless otherwise mutually agreed in writing by the Parties, (i) for accounts set to FXCM’s dealing desk setting, with respect to any currency, the mid rate published by Bloomberg as of the Agreed-Upon Closing Time on the Closing Date; and (ii) for accounts set to FXCM’s no dealing desk setting, with respect to any currency, the 4PM ET mid rate published by Bloomberg on the Closing Date.
“Confidentiality Agreement” means that certain Nondisclosure Agreement, dated as of January 13, 2017 between Buyer and Seller.
“Customer” means each U.S. domiciled customer of the Business (with the exception of no more than six (6) Eligible Contract Participants that are U.S. domiciled (collectively, the “ECPs”)) as of the Closing Date.
“Customer List” means a list containing the name of each Customer and such other information as reasonably requested by Buyer in “excel” or “csv” format.
“Damages” means all damages, losses, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the Parties hereto and any incidental or indirect losses, liabilities or expenses), excluding any lost profits, consequential damages, diminution in value, losses based on valuation metrics or other multipliers or similar damages (provided that the foregoing limitation shall not apply if such damages are payable to third parties), in connection with or arising out of the transactions contemplated by this Agreement, in tort or otherwise.
“GAAP” means generally accepted accounting principles in the United States.
“Governance Documents” of any Person means the legal document(s) by which such Person (other than an individual) establishes its legal existence or which governs its internal affairs, as well as any agreements governing the rights of holders of equity interests with respect to such equity interests or the governance of the issuer of such equity interests.
“Governmental Authority” means any domestic or foreign federal, state or local governmental, regulatory or administrative authority, self-regulatory organization (including the U.S. Commodity Futures Trading Commission and the NFA (as hereinafter defined)), department, court or agency, including any political subdivision thereof.
“knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after reasonable inquiry.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Measurement Period 1” means the 76 calendar day period commencing on the first Business Day immediately following the Closing Date and through and including the 76th calendar day following the Closing Date.
“Measurement Period 2” means the 77 calendar day period commencing on the 77th calendar day following the Closing Date and through and including the 153rd calendar day following the Closing Date.
“Notice” has the meaning set forth in Section 2.01(b).
“Open Positions” means, with respect to any Customer, all open trades of such Customer as of the Agreed-Upon Closing Time.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Pre-Closing Tax Period” means (i) any Tax Period ending on or before the Closing Date and (ii) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.
“Purchased Assets” has the meaning set forth in Section 2.01(a).
“Representative” of any Person means such Person’s officers, directors, employees, agents and representatives (including any lender, investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person, its subsidiaries or its representatives).
“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax, or (ii) liability for the payment of any amounts of the type described in (i) as a result of being a transferee or a party to any agreement or any express or implied obligation to indemnify any other Person.

“Transferring Customers” means the Customers whose accounts are to be transferred at Closing from Seller to Buyer or any of its controlled Affiliates, as described in Section 2.01(b). Buyer agrees to open one account for each account a Transferring Customer maintained with Seller.
(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Buyer	Preamble
Closing	2.05
Drop Dead Date	9.11(b)
e-mail	9.01
Excluded Assets	2.02
Excluded Liabilities	2.03
Indemnified Party	8.03
Indemnifying Party	8.03
NFA	2.01(b)
Parties	Preamble
Purchase Price	2.04
Rule 2-04	2.01(b)
Sanctions	3.07(c)
Seller	Preamble
Seller Agreements	3.02
Set-Off Amount	8.05
Third Party Claim	8.03
Transfer Taxes	6.01(b)
Warranty Breach	8.02(a)(i)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
Purchase and Sale

Section 2.01. Purchase and Sale.

(a)Upon the terms and subject to the conditions of this Agreement, Seller does hereby irrevocably sell, convey, transfer, assign and deliver to Buyer all of the right, title and interest of Seller in, to and under (i) the Account Balances for all Transferring Customers and (ii) the Customer List (collectively, the “Purchased Assets”) at the Closing, in each case free and clear of all Liens, and Buyer does hereby accept all the right, title and interest of Seller in, to and under all of the Purchased Assets, free and clear of all Liens.

(b)As promptly as practicable, but in no event later than one (1) Business Day after the execution of this Agreement, Buyer and Seller shall notify the National Futures Association (the “NFA”) regarding a bulk assignment of the Transferring Customer Account Balances. Following such notification, Seller shall promptly provide to Buyer for review and comment a draft of a proposed notice to the Customers describing the proposed bulk assignment of the Customers’ accounts to Buyer (the “Notice”). Seller agrees to make reasonable changes to the Notice pursuant to Buyer’s request. The bulk assignment shall be pursuant to and in accordance with Seller’s existing agreements with the Customers and Applicable Law, including NFA Compliance Rule 2-40: Procedures for the Bulk Assignment or Liquidation of Forex Positions; Cessation of Customer Business, as may be adjusted by agreement with the NFA (“Rule 2-40”), and any other requirements imposed by the NFA in order to complete the bulk assignment. The Notice shall specify the Agreed-Upon Closing Time as the assignment date and time, and shall detail the bulk assignment process, in each case in compliance with Rule 2-40. The Parties agree that the Notice shall be delivered to Customers promptly following the NFA’s final approval of the Notice.

(c)Promptly after the date of this Agreement, Seller shall provide to Buyer, in the form of a “excel” or “csv” spreadsheet or such other format as may be reasonably agreed to by Seller and Buyer and delivered by means of FTP or such other secure method or medium as may be reasonably agreed to by Seller and Buyer, the Customer List.

Section 2.02. Excluded Assets. Buyer expressly understands and agrees that all of Seller’s assets other than the Purchased Assets shall be excluded from the transactions contemplated hereby (such excluded assets, the “Excluded Assets”).

Section 2.03. Assumption of Liabilities. Effective as of the Closing, Buyer hereby assumes all liabilities and obligations of Seller associated with, arising out of or in respect of, the Account Balances and Open Positions of the Transferring Customers or any other Purchased Assets, in each case following the Closing (“Assumed Liabilities”). Except as set forth in the immediately preceding sentence, Buyer is not assuming any liability or obligation of Seller (or any predecessor of Seller, any prior owner of all or part of its businesses and assets or any other Affiliate of Seller) of whatever nature, whether presently in existence or arising hereafter (“Excluded Liabilities”), all of which shall be retained by and remain obligations and liabilities of Seller. For the avoidance of doubt, Excluded Liabilities include:

(a) any liability or obligation of Seller, or any member of any consolidated, affiliated, combined or unitary group of which Seller is or has been a member, for Taxes;

(b) any liability or obligation in respect of any pending or threatened claim or cause of action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such claim or cause of action relates to such operation on or prior to the Closing Date, including, without limitation, any enforcement or similar action brought by any Governmental Authority; and

(c) any liability or obligation relating to an Excluded Asset.

Section 2.04. Purchase Price. In consideration of the sale of the Purchased Assets, Buyer shall pay Seller the amounts set forth in Schedule 2.04. Any payments made pursuant to Schedule 2.04 are referred to herein as the “Purchase Price”.

Section 2.05. Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets hereunder shall take place at the offices of Buyer on such date and time as Buyer and Seller may agree following the satisfaction or waiver of each condition set forth in Article 7 hereof. At the Closing:

(a)    Seller shall close all of its Transferring Customer Open Positions at the Closing Rate and shall transfer all of the Transferring Customer Account Balances to Buyer in accordance with Section 2.05(b)(i) and Section 2.06. Buyer shall reopen each Transferring Customer Open Position at the Closing Rate used by Seller to close the Transferring Customer Open Positions on the Closing Date.

(b)     Seller shall deliver or cause to be delivered to Buyer the following:
(i)at least ninety percent (90%) of the aggregate Transferring Customer Account Balances via a wire transfer for each native currency;

(ii)a final accounting spreadsheet (back office equity run and internal reconciliations) detailing, individually and in the aggregate, Transferring Customers’ Account Balances by currency as of and through the Closing Date;

(iii)intentionally omitted;

(iv)copies (which may be in an electronic format) of each Transferring Customer’s account documentation, including customer application(s) and agreement(s) in effect and any documentation collected from the Transferring Customer during the account opening stage;

(v) an officer’s certificate of Seller certifying as to the incumbencies of each person executing this Agreement on behalf of Seller and the satisfaction of the conditions set forth in Section 7.02; and

(vi)such other documents, instruments or certificates as reasonably requested by Buyer.

(c)    Buyer shall deliver or cause to be delivered to Seller the following:

(i)    an officer’s certificate of Buyer certifying as to the incumbencies of each person executing this Agreement on behalf of Buyer and the satisfaction of the conditions set forth in Section 7.03; and

(ii)    such other documents, instruments or certificates as reasonably requested by Seller.

All of the foregoing transactions shall be deemed to occur simultaneously and the Closing shall not be deemed to occur unless all of such transactions occur.
Section 2.06. Post-Closing Deliveries by Seller. No later than the first Business Day following the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the remaining amount of the aggregate Transferring Customer Account Balances via a wire transfer for each native currency.

ARTICLE 3
Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date:
Section 3.01. Corporate Existence and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers required to carry on its business as now conducted.

Section 3.02. Authorization. Seller has the legal authority to enter into this Agreement and each other document, instrument or certificate contemplated herein (the “Seller Agreements”). Assuming the due authorization, execution and delivery by the other Parties hereto, the Seller Agreements constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally and general principles of equity).

Section 3.03. Third Party Approvals. The execution, delivery and performance by Seller of the Seller Agreement and the transactions contemplated hereby and thereby do not and will not require Seller to obtain any consents, waivers, authorizations or approvals or make any filings with any Person that have not been timely obtained by Seller, except for any notice to Customers required in order to complete the transaction contemplated by this Agreement and for notices required to be made to the NFA and CFTC.

Section 3.04. Noncontravention. The execution, delivery and performance by Seller of the Seller Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the Governance Documents of Seller, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (c) constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit relating to the Purchased Assets to which Seller is entitled under any provision of any agreement or other instrument binding upon Seller or by which any of the Purchased Assets is or may be bound or (d) result in the creation or imposition of any Lien on any Purchased Asset.

Section 3.05. Title to the Purchased Assets. Seller is the sole and exclusive owner of the Purchased Assets, and upon consummation of the transactions contemplated hereby, Buyer will have acquired sole and exclusive ownership of, and good title in, to and under, each of the Purchased Assets, free and clear of all Liens.

Section 3.06. Disclosure of Information. Seller has not provided the specific individual customer information contained in the Customer List to any other Person other than (a) Seller’s employees or Representatives, (b) any third-party, including any service provider, with which Seller works or has worked to execute transactions for the Customers or (c) as required by Applicable Law or as requested by a Governmental Authority having appropriate jurisdiction.

Section 3.07. Compliance with Applicable Laws. With respect to or involving the Purchased Assets:

(a)    Neither Seller nor any of its Affiliates is in violation of, and has not since December 31, 2011 violated, and to the knowledge of Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law.

(b)    Neither Seller nor any of its Affiliates, nor any their respective Representatives, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value to (i) any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, (ii) any person (whether or not a government official) to influence that person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), to reward the person for acting improperly, or in circumstances where the recipient would be acting improperly by receiving the thing of value; or (iii) any person while knowing or having reason to know that all or any portion of the money or other thing of value will be offered, promised or given to a government official in order to influence or reward official action or to any person to influence such person to act improperly or reward the person for doing so. Seller and its Affiliates have conducted their businesses in compliance with all applicable anti-corruption laws, including the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff),and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(c)    Neither Seller nor any of its Affiliates, nor any of their respective Representatives, is an individual or entity that is, or is owned or controlled by a Person that is: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council or the European Union (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including Cuba, Iran, North Korea, Sudan and Syria).

(d)     For the past five (5) years, neither Seller nor any of its Affiliates has engaged in, or is now engaged in, directly or, to the knowledge of the Company, indirectly, any dealings or transactions with any

Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions with which such company is required to comply.

(e)    Seller and its Affiliates are, and for the past five (5) years have been, in compliance with, and, to Seller’s knowledge, have not been penalized for or under investigation with respect to and have not been threatened to be charged with or given notice of any violation of, any applicable Sanctions or export controls laws.

Section 3.08 Customer In-Take. Each Transferring Customer account has been opened and maintained by Seller in compliance with all Applicable Laws and regulatory requirements of each Governmental Authority having appropriate jurisdiction.

Section 3.09. Litigation. Except for the announced settlements with the NFA and CFTC found here http://ir.fxcm.com/releasedetail.cfm?ReleaseID=1010639, there is no Proceeding pending against, or to the knowledge of Seller, threatened against or affecting, Seller before (or, in the case of threatened Proceedings, would be before) any Governmental Authority or arbitrator that would reasonably be expected to be material to Seller or the Purchased Assets or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 3.10. Tax Matters.

(a)    Seller has timely paid all Taxes due and payable, the non-payment of which would result in a Lien on any Purchased Asset or would result in Buyer becoming liable or responsible therefor.

(b)    Seller has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of all Taxes which arise from or with respect to the Purchased Assets, the non-payment of which would result in a Lien on any Purchased Asset or would result in Buyer becoming liable therefor.

Section 3.11. Finders’ Fees. Other than Jefferies LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.12. ECPs. The number of ECPs excluded from the definition of Customers under this Agreement shall not exceed six (6) and the aggregate assets held in the accounts of such ECPs does not exceed $1.5 million as of the date of this Agreement.

ARTICLE 4
Representations and Warranties of Buyer

Except as disclosed in the Buyer Disclosure Schedule, Buyer represents and warrants to Seller as of the date hereof and the Closing Date that:
Section 4.01. Corporate Existence and Power. Buyer is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority required to carry on its business as now conducted.

Section 4.02. Corporate Authorization. Buyer has the legal authority to enter into this Agreement. Assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement constitutes the valid and binding agreements of Buyer, enforceable against Buyer in accordance with its terms, (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Applicable Laws affecting creditors’ rights generally and general principles of equity).

Section 4.03. Third Party Approvals. The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby do not and will not require Buyer to obtain any consents, waivers, authorizations or approvals or make any filings with any Person that have not been timely obtained by Buyer, except for any notice to Customers required in order to complete the transaction contemplated by this Agreement and for notices required to be made to the NFA and CFTC.

Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate the Governance Documents of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (c) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or any of its subsidiaries or to a loss of any benefit to which Buyer or any of its subsidiaries is entitled under, any provision of any agreement or other instrument binding upon Buyer or any of its subsidiaries, except for such violations, conflicts, defaults, terminations or accelerations that would not, individually or in the aggregate have a material adverse effect on Buyer and its subsidiaries taken as a whole or (d) result in the creation or imposition of any Lien on the assets of Buyer.

Section 4.05. Regulatory and Compliance Policies and Procedures. Buyer’s applicable regulatory and compliance policies and procedures are reasonable and customary for a retail foreign exchange trading business conducted in the jurisdictions where the Business has been conducted by Seller.

Section 4.06     Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5
Covenants

Section 5.01. Confidentiality.

(a)    After the Closing, Seller and its Affiliates will hold, and will use commercially reasonable efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by Applicable Law, all information, data, and trade secrets, and materials, documents and other tangible embodiments of the foregoing (in any form or medium) relating to or concerning the Purchased Assets, including all such information relating to or concerning the Transferring Customers, except to the extent that such information can be shown to have been (1) in the public domain through no fault of Seller or its Affiliates or (2) later lawfully acquired by Seller from sources other than those related to its prior ownership of the Purchased Assets.

(b)    On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books and records, employees and auditors to the extent necessary or useful for

Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Purchased Assets; provided that any such access shall not unreasonably interfere with the conduct of the business of Seller. Any and all information obtained during such access shall be maintained in confidence by Buyer, its Affiliates and their respective agents. Such obligation of Buyer, its Affiliates and their respective agents to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

Section 5.02. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Parties will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or reasonably desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (a) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all reasonably necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (b) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or reasonably desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good title to the Purchased Assets.

Section 5.03. Certain Filings. The Parties shall cooperate in good faith and in a commercially reasonable manner with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 5.04. Public Announcements. Each Party agrees not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of each other Party hereto, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, in which case the disclosing Party shall give the other Party a reasonable opportunity to review such press release or statement to the extent permissible and practicable.

Section 5.05.     Conduct of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller agrees to use commercially reasonable efforts to maintain the corporate existence of Seller and carry on the Business as it relates to the Purchased Assets in the ordinary course consistent with past practice and in accordance with all applicable rules and regulations of all applicable regulatory or self-regulatory authorities. Seller further agrees that, except as contemplated by this Agreement, during the period between the date hereof and the Closing Date, Seller shall use commercially reasonable efforts to preserve intact its business relationships with the Customers consistent with past practice.

Section 5.06. Use of Customer Information. Seller agrees that, from and after the Closing Date, it will not use and will not permit its Representatives to use the information included in the Customer List or any other individual Customer information obtained in connection with the Business other than as required by Applicable Law or as requested by a Governmental Authority having appropriate jurisdiction or for purposes of winding down the Business, and it will not transfer such information to any Person or contact or communicate with any Customer on the Customer List without Buyer’s prior written consent.

Section 5.07.    Preliminary Customer Accounting Run. Seller agrees to use commercially reasonable efforts to provide, or cause to be provided, no later than one (1) Business Day prior to the Closing Date, to Buyer a preliminary accounting spreadsheet detailing, individually and in the aggregate, Transferring Customers’ Account Balances by currency as of and through the close of business on such date.

Section 5.08.    Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 5.09.    Guarantee. FXCM, Inc., the ultimate parent company of Seller, hereby guarantees the due and prompt payment and performance of all covenants, agreements, obligations and liabilities of Seller under this Agreement and each other Seller Agreement, including, without limitation, the indemnification obligations set forth in Section 8.02.

ARTICLE 6
Tax Matters

Section 6.01. Post-Closing Tax Matters.

(a)    Each of Buyer and Seller shall, and shall cause their Affiliates to, provide the other Party hereto with such cooperation, assistance and information as it may reasonably request in respect of statutory, governmental, federal, state, county, provincial, local, municipal or foreign taxes relating to the Purchased Assets and the preparation of any tax returns, including any information or similar returns required by Applicable Law to be provided to or filed with a Customer or a Governmental Entity.

(b)    All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, transfer and similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by Seller. The Parties agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) or file any tax returns with respect to Transfer Taxes. Buyer and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

ARTICLE 7
Conditions to Obligations of the Parties

Section 7.01.    Conditions Precedent to Obligations of the Parties. The respective obligations of Buyer, on the one hand, and Seller, on the other hand, to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the Parties) at or prior to the Closing Date of the following conditions:

(a)    No preliminary or permanent injunction or other similar order issued by, and no Proceeding by or before any Governmental Authority nor any Applicable Law promulgated or enacted by any Governmental Authority shall be in effect or pending which materially delays, restrains, enjoins or otherwise prohibits the transactions contemplated hereby.

(b)    Each Party shall have obtained all consents and approvals required by any Governmental Authority for the performance of their respective obligations under this Agreement and for the consummation of the transactions contemplated hereby.

Section 7.02.    Conditions Precedent to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Buyer) at or prior to the Closing Date of each of the following additional conditions:

(a)    The representations and warranties of Seller contained herein, without giving effect to any materiality qualifications therein, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (or in the case of representations and warranties made as of a specified date, true and complete in all material respects as of such date), and Seller shall deliver to Buyer a certificate of an authorized officer to the foregoing effect.

(b)    Seller shall have performed all obligations and agreements contained in this Agreement required to be performed by it on or before the Closing Date.

(c)    At the Closing, and contemporaneously with all other actions provided for herein, Seller shall have executed and delivered the documents referenced in Section 2.05(b).

Section 7.03.    Conditions Precedent to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Seller) at or prior to the Closing Date of each of the following additional conditions:

(a)    The representations and warranties of Buyer contained herein, without giving effect to any materiality qualifications therein, shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (or in the case of representations and warranties made as of a specified date, true and correct in all material respects as of such date), and Buyer shall deliver to Seller a certificate of an authorized officer to the foregoing effect.

(b)    Buyer shall have performed all obligations and agreements contained in this Agreement required to be performed by it on or before the Closing Date.

(c)    At the Closing, and contemporaneously with all other actions provided for herein, Buyer shall have executed and delivered the documents referenced in Section 2.05(c).

ARTICLE 8
Survival; Indemnification

Section 8.01.    Survival. The representations and warranties of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the 24-month anniversary of the Closing Date, except for the representations and warranties contained in Sections 3.01, 3.02, 3.05, 3.11, 4.01, 4.02 and 4.06, each of which shall survive

Closing indefinitely. The covenants and agreements of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 8.02.     Indemnification.

(a)    Effective at and after the Closing, Seller hereby indemnifies Buyer, its Representatives and Affiliates and their respective successors and assignees against and agree to hold each of them harmless from any and all Damages incurred or suffered by Buyer, any of its Representatives or Affiliates or any of their respective successors and assignees arising out of:

(i)    any misrepresentation or breach of warranty (each such misrepresentation and breach of warranty a “Warranty Breach”) or breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement; or

(ii)    any Excluded Liability;

regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, Buyer, any of its Affiliates or any of their respective successors and assignees.
(b)    Effective at and after the Closing, Buyer hereby indemnifies Seller, its Representatives and Affiliates and their respective successors and assignees against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller, any of its Representatives or Affiliates or any of their respective successors and assignees arising out of:

(i)    any Warranty Breach or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, Seller, any of its Affiliates or any of their respective successors and assignees; or

(ii)    any Assumed Liability or any liability or obligation arising out of or in respect of any account opened by Buyer for any Transferred Customer, in each case following the Closing.

Section 8.03.    Third Party Claim Procedures.

(a)     The Party seeking indemnification under Section 8.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the

Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(b)    The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 8.03, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 8 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.

(c)     The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 8.03(b) (i) within 30 days of receipt of written notice of the Third Party Claim pursuant to Section 8.03(b), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates or (iv) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates.

(d)    If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 8.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its affiliates.

(e)    In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim.

(f)    Each Party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 8.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 8.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the Parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 9.05.

Section 8.05.    Set-off. If at any time one or more indemnification claims have been finally adjudicated by a court of competent jurisdiction against Seller pursuant to this Article 8, any payment of Purchase Price that has become due but has not yet been paid by Buyer shall be reduced by the amount of Damages claimed in the indemnification notice(s) delivered by Buyer with respect to such indemnification claims (the “Set-Off Amount”).

ARTICLE 9
Miscellaneous

Section 9.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:
c/o Gain Capital Holdings Inc.
135 US Highway 202/206
Suite 11
Bedminster, NJ 07921
Attention: Diego Rotsztain, General Counsel
Facsimile No.: (866) 861-1673
drotsztain@gaincapital.com

if to Seller, to:
Forex Capital Markets L.L.C.
c/o FXCM, Inc.
55 Water Street, FL 50
New York, NY 10041
Attention: David Sassoon, General Counsel
Facsimile No.: 646-432-2997
dsassoon@fxcm.com

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 9.02.    Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing, makes specific references to the provision to be amended or waived, and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)    No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03.    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other Party hereto; except that any Party may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its Affiliates or (ii) to any Person who acquires all or substantially all of the capital stock or assets of a Party and agrees in writing to be bound by the provisions of this Agreement; provided, that, for the avoidance of doubt, Seller shall not have a consent right over any change of control, sale of or any other corporate transaction involving Buyer or its Affiliates.

Section 9.04.    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such jurisdiction.

Section 9.05.    Jurisdiction. The Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall only be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.01 shall be deemed effective service of process on such Party.

Section 9.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.07.    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by each other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

Section 9.08.    Entire Agreement. This Agreement and the other agreements and certificates contemplated hereby and thereby constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement.

Section 9.09.    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.10.    Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11.    Termination of Agreement. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)    By mutual consent of the Parties, acting jointly, in a written agreement executed by all of the Parties;

(b)    Upon written notice, by either Buyer or Seller, if the Closing shall not have occurred by March 31, 2017 (the “Drop Dead Date”); provided, however, that, if the Closing shall not have occurred on or before the Drop Dead Date due to a breach under, or failure to make a delivery contemplated by, this Agreement by a Party, the breaching Party may not terminate this Agreement pursuant to this Section 9.11(b); it being understood that no Party shall be deemed to be a breaching Party pursuant to this Section 9.11(b) as a result of any breach by such Party that was remedied prior to the Drop Dead Date and within the 30-day notice period referenced in Sections 9.11(c) and 9.11(d), as applicable;

(c)    Upon written notice, by either Buyer or Seller, if the NFA does not approve the transactions contemplated hereby for any reason or no reason; provided, that, if such failure to approve the transactions contemplated hereby shall be due to a breach under, or failure to make a delivery contemplated by, this Agreement by a Party, the breaching Party may not terminate this

Agreement pursuant to this Section 9.11(c); it being understood that no Party shall be deemed to be a breaching Party pursuant to this Section 9.11(c) as a result of any breach by such Party that was remedied prior to the NFA’s determination not to approve the transactions contemplated hereby.

(d)    By Buyer, upon written notice to Seller, if Buyer has previously provided Seller written notice of any material inaccuracy in or material breach of any representation or warranty contained in this Agreement such that the condition in Section 7.02(a) or (b) cannot be satisfied, or a failure by Seller to perform or comply in any material respect with any covenant or obligation of Seller contained in this Agreement required to be performed or complied with by it prior to or at the Closing Date, and Seller has failed, within ten (10) days after the date of such notice, to remedy such inaccuracy or breach or to perform or comply with such covenant or obligation or provide reasonably adequate assurance as to Seller’s ability to promptly remedy such inaccuracy or breach or to perform or comply with such covenant or obligation, provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 9.11(c) if Buyer is then in breach of this Agreement.

(e)    By Seller, upon written notice to Buyer, if Seller has previously provided Buyer written notice of any material inaccuracy in or material breach of any representation or warranty contained in this Agreement such that the condition in Section 7.03(a) or (b) cannot be satisfied, or a failure by Buyer to perform or comply in any material respect with any covenant or obligation of Buyer contained in this Agreement required to be performed or complied with by it prior to or at the Closing Date, and Buyer has failed, within ten (10) days after the date of such notice, to remedy such inaccuracy or breach or to perform or comply with such covenant or obligation or provide reasonably adequate assurance as to Buyer’s ability to promptly remedy such inaccuracy or breach or to perform or comply with such covenant or obligation, provided, however, that Seller shall not have the right to terminate this Agreement under this Section 9.11(d) if Seller is then in breach of this Agreement.

Section 9.12.    Liabilities in Event of Termination. In the event of any termination of this Agreement pursuant to Section 9.11, written notice thereof shall forthwith be given to each other Party specifying the provision hereof pursuant to which any such termination is made. In such event, this Agreement shall become wholly void and of no further force and effect, except for Sections 5.04, 5.08 and Article IX, which shall remain in full force and effect notwithstanding such termination. For the avoidance of doubt, in the event of any termination of this Agreement, the Confidentiality Agreement shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GAIN CAPITAL GROUP, LLC
By:	/s/ Alex Bobinski
	Name:	Alex Bobinksi
	Title:	CEO

FOREX CAPITAL MARKETS L.L.C.
By:	/s/ Tong Yi Tsui
	Name:	Tong Yi Tsui
	Title:	COO

The undersigned has caused this Agreement to be duly executed by its authorized officer as of the day and year first above written with respect to the guarantee provided for in Section 5.09 of this Agreement.

FXCM, INC.
By:	/s/ Dror Niv
	Name:	Dror Niv
	Title:	CEO